PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. EARNS $1.6 MILLION IN THIRD QUARTER
AND RECORD $5.4 MILLION YEAR-TO-DATE

QUAKERTOWN, PA (October 27, 2010) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank (the “Bank”), reported net income for the third quarter of 2010 of $1,618,000, or $0.52 per share on a diluted basis. This compares to $671,000, or $0.22 per share on a diluted basis, for the same period in 2009. For the nine-month period ended September 30, 2010, QNB reported record net income of $5,407,000, or $1.74 per share on a diluted basis. This compares to net income of $2,992,000, or $0.96 per share on a diluted basis, for the nine-month period ended September 30, 2009. Net income expressed as an annualized rate of return on average shareholders’ equity was 12.69% for the nine-month period ended September 30, 2010 compared with 7.32% for the same period in 2009.

“We are pleased with the company’s third quarter financial performance which reflects the continuing solid core operating performance of the Bank. Strong loan and deposit growth coupled with a widening net interest margin, contributed to our success.  QNB remains a well capitalized institution by all regulatory standards,” stated Thomas J. Bisko, Chief Executive Officer.  “We are also pleased to announce that David W. Freeman was appointed President and Chief Operating Officer of the Bank and President of QNB during the quarter. Mr. Freeman has a background in community banking and shares the principles which have governed our financial institution since its inception.”

Third quarter 2010's earnings compared with the third quarter of 2009 reflect higher net interest income, resulting from a widening of the net interest margin and strong growth in loans and deposits, a reduction in the provision for loan losses and lower other-than temporary impairment (OTTI) charges on investment securities.

The positive trend of increasing net interest income and net interest margin reported earlier in 2010 continued in the third quarter. Net interest income increased $1,114,000, or 20.2%, to $6,641,000 for the third quarter of 2010 compared to the third quarter of 2009. Net interest income for the third quarter of 2010 also reflects an improvement of $206,000, or 3.2%, compared to the second quarter of 2010. The net interest margin increased to 3.75% for the third quarter of 2010 compared to 3.38% for the third quarter of 2009 and 3.74% for the second quarter of 2010.

The improvement in net interest income and the net interest margin compared with the third quarter of 2009 primarily resulted from the impact of lower deposit costs partially offset by lower yields on investment securities. The interest rate paid on interest-bearing deposits declined by 74 basis points to 1.39% for the third quarter of 2010 compared to the third quarter of 2009. The decline in the rate paid on deposits largely resulted from the repricing of time deposits at lower market rates. The average rate paid on time deposits declined 108 basis points from 3.07% for the third quarter of 2009 to 1.99% for the third quarter of 2010. In comparison, the average rate earned on investment securities declined from 4.52% for the third quarter of 2009 to 3.94% for the third quarter of 2010, a decline of 58 basis points. Negatively impacting net interest income and the net interest margin in the third quarter of 2009 was the reversal of $100,000 of interest income on pooled trust preferred securities placed on non-accrual status partially offset by the recognition of a $29,000 prepayment penalty on a commercial loan. Excluding these two items the net interest margin would have been 3.42% in the third quarter of 2009.

Average earning assets grew by $55,248,000, or 7.9%, with average loans increasing 8.7% and average investment securities increasing 3.9% when comparing the third quarter of 2010 to the same period in 2009. The growth in loans was mainly related to real estate secured commercial loans and to a lesser degree commercial and industrial loans and tax-exempt loans. On the funding side, average deposits increased $61,096,000, or 10.0%, with average transaction accounts increasing 26.5%, or $74,413,000. The growth in transaction accounts is largely due to the success of QNB’s newest high-rate deposit product, Online eSavings. The Online eSavings account was introduced in the second quarter of 2009 and continues to experience significant growth. This product had balances totaling $52,661,000 as of September 30, 2010 compared to $42,253,000 at June 30, 2010 and $5,540,000 at September 30, 2009.

Net interest income increased $3,172,000, or 19.9%, to $19,100,000 comparing the first nine months of 2010 and 2009. Over the 2010 time period, average loans and investment securities increased 9.5% and 7.4%, respectively, and average total deposits increased 12.5%. The net interest margin for the first nine months of 2010 was 3.71% compared to 3.42% for the first nine months of 2009, with lower deposit costs being the primary factor in the improvement.

As a result of loan growth, increases in non-performing, delinquent and classified loans and continued concerns related to current economic conditions, QNB continues to closely monitor the quality of its loan portfolio and has increased the allowance for loan losses to reflect these conditions. QNB recorded a provision for loan losses of $1,200,000 in the third quarter of 2010 and $2,600,000 for the first nine months of 2010. This compares to a provision of $1,500,000 for the third quarter of 2009 and $2,600,000 for the first nine months of 2009. The 2010 third quarter provision also represents an increase of $500,000 from the amount recorded in the second quarter of 2010. Net loan charge-offs were $77,000 for the quarter ended September 30, 2010 and $685,000 for the first nine months of 2010 compared with $511,000 for the third quarter of 2009 and $863,000 for the first nine months of 2009. QNB’s allowance for loan losses of $8,132,000 represents 1.70% of total loans at September 30, 2010 compared to an allowance for loan losses of $5,573,000, or 1.27% of total loans at September 30, 2009.

Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest, and restructured loans were $9,908,000, or 2.07% of total loans, at September 30, 2010, compared to $5,199,000, or 1.19% of total loans, at September 30, 2009. Total delinquent loans, which include loans that are thirty days or more past due and non-accrual loans, increased to 2.93% of total loans at September 30, 2010, compared with 1.93% of total loans at September 30, 2009.

Total non-interest income was $1,004,000 for the third quarter of 2010, an increase of $490,000 compared with the same period in 2009. Lower credit related OTTI charges on the Bank’s holdings of pooled trust preferred securities contributed to the improvement in non-interest interest income. During the third quarter of 2010 credit related OTTI charges were $51,000 compared to credit related OTTI charges of $753,000 for the corresponding quarter of 2009. These OTTI charges were partially offset by gains on the sale of securities of $4,000 and $103,000 for the third quarters of 2010 and 2009, respectively.

Fees for services to customers decreased $78,000 when comparing the third quarter of 2010 to the same 2009 quarter. The decrease was primarily caused by lower overdraft charges as a result of the implementation of new rules under Regulation E and a reduction in the per item fee charged to customers. ATM and debit card income increased $54,000 while gains on the sale of residential mortgages decreased $51,000 comparing these same periods.

Total non-interest expense was $4,478,000 for the third quarter of 2010, an increase of $552,000 compared with the third quarter of 2009. Salary and benefit expense increased $294,000 and was the largest contributing factor to the increase in non-interest expense. This increase is primarily attributable to $130,000 of severance related expenses for two former officers of the Bank and an incentive compensation accrual of $109,000. Net occupancy expenses increased $62,000, or 19.1%, when comparing the third quarter of 2010 to 2009. The majority of the increase relates to lease expense for the land where the permanent Wescosville branch was built. This branch opened in October 2010. Marketing expense increased $30,000 primarily related to several large community event sponsorships. Increases in accounting and auditing, consulting and third-party information technology services were the primary contributors to the $45,000 increase related to third-party services. FDIC insurance premium expense increased $33,000, to $268,000, comparing the third quarter of 2010 to 2009. Significant growth in deposits combined with a slightly higher assessment rate were the underlying factors in the increase in the premiums.

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Assets	$791,236	$776,115	$770,881	$762,426	$728,225
Investment securities (AFS & HTM)	282,098	264,719	266,104	260,209	253,779
Loans receivable	477,940	474,678	456,217	449,421	437,460
Allowance for loan losses	(8,132)	(7,009)	(6,357)	(6,217)	(5,573)
Net loans	469,808	467,669	449,860	443,204	431,887
Deposits	674,247	657,970	662,371	634,103	604,159
Demand, non-interest bearing	53,100	59,235	55,537	53,930	50,113
Interest-bearing demand, money market and savings	309,688	281,448	282,205	259,077	227,797
Time	311,459	317,287	324,629	321,096	326,249
Short-term borrowings	31,173	34,059	21,831	28,433	26,819
Long-term debt	20,311	20,000	25,000	35,000	35,000
Shareholders' equity	62,682	61,128	58,224	56,426	57,434

Asset Quality Data (Period End)
Non-accrual loans	$8,094	$7,180	$3,664	$3,086	$2,592
Loans past due 90 days or more and still accruing	199	62	14	759	683
Restructured loans	1,615	506	2,217	2,257	1,924
Non-performing loans	9,908	7,748	5,895	6,102	5,199
Other real estate owned and repossessed assets	12	40	51	67	127
Non-accrual pooled trust preferred securities	1,497	1,539	986	863	959
Non-performing assets	$11,417	$9,327	$6,932	$7,032	$6,285

Allowance for loan losses	$8,132	$7,009	$6,357	$6,217	$5,573

Non-performing loans / Loans	2.07%	1.63%	1.29%	1.36%	1.19%
Non-performing assets / Assets	1.44%	1.20%	0.90%	0.92%	0.86%
Allowance for loan losses / Loans	1.70%	1.48%	1.39%	1.38%	1.27%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the nine months ended,
For the period:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09	9/30/10	9/30/09

Interest income	$9,117	$9,049	$8,828	$8,937	$8,946	$26,994	$26,431
Interest expense	2,476	2,614	2,804	3,164	3,419	7,894	10,503
Net interest income	6,641	6,435	6,024	5,773	5,527	19,100	15,928
Provision for loan losses	1,200	700	700	1,550	1,500	2,600	2,600
Net interest income after provision for loan losses	5,441	5,735	5,324	4,223	4,027	16,500	13,328
Non-interest income:
Fees for services to customers	392	406	405	455	470	1,203	1,288
ATM and debit card	317	314	271	269	263	902	747
Net (loss) gain on investment securities available-for-sale	(47)	(67)	136	476	(650)	22	(930)
Other	342	374	320	371	431	1,036	1,209
Total non-interest income	1,004	1,027	1,132	1,571	514	3,163	2,314
Non-interest expense:
Salaries and employee benefits	2,409	2,167	2,137	2,254	2,115	6,713	6,271
Net occupancy and furniture and fixture	681	648	651	656	614	1,980	1,907
FDIC insurance premiums	268	257	254	244	235	779	967
Other	1,120	1,169	1,076	1,193	962	3,365	3,094
Total non-interest expense	4,478	4,241	4,118	4,347	3,926	12,837	12,239
Income before income taxes	1,967	2,521	2,338	1,447	615	6,826	3,403
Provision (benefit) for income taxes	349	558	512	212	(56)	1,419	411
Net income	$1,618	$1,963	$1,826	$1,235	$671	$5,407	$2,992

Share and Per Share Data:
Net income - basic	$0.52	$0.63	$0.59	$0.40	$0.22	$1.74	$0.97
Net income - diluted	$0.52	$0.63	$0.59	$0.40	$0.22	$1.74	$0.96
Book value	$20.13	$19.67	$18.79	$18.24	$18.59	$20.13	$18.59
Cash dividends	$0.24	$0.24	$0.24	$0.24	$0.24	$0.72	$0.72
Average common shares outstanding - basic	3,108,535	3,099,852	3,094,534	3,090,868	3,089,382	3,101,025	3,095,889
Average common shares outstanding - diluted	3,123,262	3,113,467	3,102,503	3,099,614	3,097,422	3,112,739	3,105,525

Selected Ratios:
Return on average assets	0.82%	1.02%	0.99%	0.66%	0.37%	0.94%	0.57%
Return on average shareholders' equity	11.01%	13.83%	13.31%	8.92%	4.84%	12.69%	7.32%
Net interest margin (tax equivalent)	3.75%	3.74%	3.64%	3.42%	3.38%	3.71%	3.42%
Efficiency ratio (tax equivalent)	55.00%	53.48%	54.20%	55.92%	60.71%	54.24%	62.86%
Average shareholders' equity to total average assets	7.43%	7.39%	7.42%	7.37%	7.57%	7.42%	7.82%
Net loan charge-offs	$77	$48	$560	$906	$511	$685	$863
Net loan charge-offs (annualized) / Average loans	0.07%	0.04%	0.50%	0.82%	0.47%	0.20%	0.27%

Balance Sheet (Average)
Assets	$784,500	$769,539	$749,547	$745,551	$727,152	$767,990	$671,205
Investment securities (AFS & HTM)	262,160	258,226	252,439	252,742	252,432	257,644	239,855
Loans receivable	474,903	466,100	451,064	439,534	436,926	464,110	424,011
Deposits	669,756	662,048	640,790	622,772	608,660	657,637	584,743
Shareholders' equity	58,327	56,905	55,635	54,956	55,030	56,966	54,627

Contacts:	Thomas J. Bisko, CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com